EXHIBIT 31.2
CERTIFICATIONS
I, W. Randall Fowler, certify that:
1.	I have reviewed this annual report on Form 10-K/A of Enterprise Products Partners L.P.; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.
Date: June 30, 2011

/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	Chief Financial Officer of Enterprise Products Holdings LLC, the General Partner of Enterprise Products Partners L.P.